Exhibit 99.1

        AMERICAN PARAMOUNT GOLD ENTERS INTO LETTER OF INTENT TO ACQUIRE
                           KISITA GOLD MINE PROPERTY

Reno, NV - (Business Wire - 11/09/10) - American Paramount Gold Corp. (OTC.BB:
APGA - News) (americanparamountgold.com) (the "Company") announced today that they have entered into a letter of intent to acquire the Kisita Gold Mine Property, an operational gold property four hours northwest of the capital city of Kampala in Uganda.

American Paramount Gold has commenced due diligence and anticipates putting a team of geological consultants on the property in December. The onsite and corporate due diligence is expected to be completed shortly. Hugh Aird, President and CEO of American Paramount Gold states, "We are pleased to have the opportunity for involvement in a development with the enormous potential of the Kisita project. Assuming the company's due diligence outcomes are synonymous with the preliminary information we have received, this project has the potential to develop into a major gold mine discovery."

Lonsdale Acquisitions Corp. a well respected private investment group has operated the project on a limited basis over the past three years. Infrastructure upgrades including roads have been made from production revenues from their hard rock gold mining operations. During recent expansion of the development of the property uncovered area has shown potential for a large scale gold deposit.

The area exposed is composed of a combination of altered host rocks, veins and vein stock work zones, and is open to extension under alluvial cover. Recent data from this zone has shown the potential to average 3 grams gold per ton. Additionally, as many as twenty other veins and structures have been discovered throughout the 45 square kilometer property.

ABOUT AMERICAN PARAMOUNT GOLD CORP.:

American Paramount Gold Corp. is an exploration company. The Company's key asset is the large Capgold project located in the Walker Lane Structural Belt in Nevada. This region has generated a number of successful mines including Paradise Peak and the historic Comstock Lode District. American Paramount Gold is managed by a geological team with substantial experience and expertise in the region. The company is an early stage mineral exploration company engaged in evaluating, developing and acquiring gold projects, with a focus on mining friendly jurisdictions.

FORWARD-LOOKING STATEMENTS

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with mineral exploration and difficulties associated with obtaining financing on acceptable terms. We are not in control of gold prices and these could vary to make development uneconomic. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans,
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expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our most recent annual report for our last fiscal year, our quarterly reports, and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

For Additional Information Contact: Hugh Aird/CEO Tel: 877-359-5771

E-mail: info@americanparamountgold.com